Exhibit 99.1

Lattice Semiconductor Corporation Announces Appointments of Acting Chief Executive
Officer and Acting Chairman of the Board

HILLSBORO, Oregon - June 14, 2005 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced the appointments of Stephen A. Skaggs as acting Chief Executive Officer and Patrick S. Jones as acting Chairman of the Board.  Mr. Skaggs joined Lattice in 1992 and served as Senior Vice President and Chief Financial Officer from 1996 until 2003, when he was appointed President.  Mr. Jones joined the Lattice Board of Directors in January 2005, and previously served as Senior Vice President and Chief Financial Officer at Gemplus SA, Vice President Finance, Corporate Controller for Intel Corporation and Chief Financial Officer of LSI Logic.  Jan Johannessen, the Company’s Chief Financial Officer, will continue in his role.

Cyrus Y. Tsui, the Company’s incumbent Chief Executive Officer and Chairman of the Board, and Rodney F. Sloss, the incumbent Vice President of Finance, have been placed on paid leave of absence pending completion of an independent examination being undertaken by the Company’s Audit Committee.  In connection with its responsibilities for financial oversight, the Audit Committee is examining issues primarily associated with executive compensation and several related items pertaining to the Company’s internal controls.  At the present time, the Company is not aware of any required adjustments to its historical financial results in connection with these matters.  The Company has furnished information regarding the matters under examination to the Securities and Exchange Commission, which is conducting an ongoing informal inquiry into the Company’s prior restatement of financial results.

The matters that the Audit Committee is examining were brought to its attention by the Company’s Special Litigation Committee, which was established for the purpose of conducting a review and investigation of the claims contained in two previously announced shareholder derivative complaints.

Stephen Skaggs, the Company’s acting Chief Executive Officer, stated that “although the Company cannot comment any further on these matters, the management team will remain focused on operating the business and executing the current product development strategy.”

Lattice Semiconductor Corporation designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGA), Field Programmable System Chips (FPSC) and high-performance ISP Programmable Logic Devices (PLD), including Complex Programmable Logic Devices (CPLD), Programmable Analog Components (PAC), and Programmable Digital Interconnect (GDX).  Lattice also offers industry leading SERDES products.  Lattice provides total solutions for today’s system designs by delivering innovative programmable silicon products that embody leading-edge system expertise.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communications, computing, industrial and military end markets.  Company headquarters are located at 5555 N.E. Moore

Court, Hillsboro, Oregon 97124 USA.  For more information access our web site at http://www.latticesemi.com.

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Lattice Semiconductor Corporation, L (& design), Lattice (& design) ISP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

For more information contact:

Jan Johannessen
Chief Financial Officer
Lattice Semiconductor Corporation
(503) 268-8000